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EXHIBIT 10.1 SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

The summary of the Plan is as follows:

Annual Retainer: $90,000

      Payment Structure: The payment structure is divided into two portions: 1) the annual cash retainer; and 2) the annual equity award. The annual cash retainer, in the amount of $40,000, will be paid in cash and all or a portion may be deferred under the Directors' Deferred Compensation Plan. The annual equity award, in the amount of $50,000, all or a portion of which may be deferred under the Directors' Deferred Compensation Plan or paid to the director in shares of stock of the Company if the director has reached the required stock ownership levels. Each non-employee member of the Board of Directors is required to obtain ownership in company stock (or its equivalent) equal to five times the annual cash retainer, which amount is to be achieved within five years of joining the board, and maintain at least five times the annual cash retainer in stock ownership (or its equivalent) while still on the board.

Additional Retainers for Committee Chairmen and Lead Director remain unchanged and are as follows:

      Lead Director - $15,000
      Audit Committee - $15,000
      Compensation Committee - $7,500
      Nominating/Corporate Governance - $5,000
      Environmental, Health & Safety - $5,000

      Payment Structure: The additional committee chairman retainer will be paid in cash and all or a portion may be deferred under the Directors' Deferred Compensation Plan.

Meeting Attendance Fees: None

Travel Expenses: Reimbursed